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                                  Exhibit 99.1
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                                                                    [CIDCO LOGO]




FOR IMMEDIATE RELEASE

              CIDCO COMPLETES SALE OF TELEPHONE EQUIPMENT BUSINESS

  Sale frees up more than $15 million in working capital for growing Internet appliance business

MORGAN HILL, Calif., December 14, 2000--CIDCO Inc. (NASDAQ:CDCO), announced today the completion of the sale of its telephone equipment business, following approval by stockholders in a special meeting held December 8, 2000. The company announced in September the agreement to sell the Telco business to a new company led by technology investor and executive David S. Lee in a transaction valued at $15 million to $20 million. The sale consisted of CIDCO's entire line of telephones and telephony products.

Paul Locklin, CIDCO president and chief executive officer, said, "Our purpose in selling the telephone equipment business was to allow us to focus entirely on our Internet appliance business, a completely different business model that allows us to build recurring, subscriber-based revenue through Internet-related products and services that provide higher margins. This milestone means added resources to speed the development of the business by monetizing fixed assets and inventory and by freeing up substantial working capital, as well as enabling us to remain debt-free. This strategic shift to the Internet appliance market is already being validated as we remain on course towards achieving our first-phase goal of 100,000 MailStation subscribers, clearly establishing CIDCO as a leader in the Internet appliance industry."

The cash transaction includes the present value of future payments for inventory and a royalty on product sales by the new company. At the closing of the transaction, CIDCO received an initial cash payment of $5 million for a portion of the inventory and the purchase of its capital equipment related to the telephone equipment business. Remaining inventory will be purchased by the new company as it is drawn down in the normal course of business. CIDCO will also be paid a decreasing royalty on the revenue of the new company over a four-year period and also retained the accounts receivable as of the closing of the transaction.

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CIDCO Completes Sale of Telephone Equipment Business                       -2-


Rick Kent, CIDCO chief operating officer and chief financial officer, said, "The net result is that we are freeing up working capital in excess of $15 million and receiving future royalty payments of up to $10 million."

CIDCO Incorporated (NASDAQ:CDCO), founded in 1988, is a worldwide leader in personal Internet communications products and services that empower consumers to communicate simply and easily over the Internet. CIDCO introduced its first Internet appliance in 1998 for a world moving into the developing Internet appliance era and is extending this vision to devices that will make e-mail and other Internet based information readily available to consumers that don't have access to traditional computers or who prefer the convenience of e-mail when and where they want. As the innovator of caller ID and having originated the e-mail Internet appliance category with the launch of the MailStation, CIDCO takes a unique approach with its offerings by providing integrated products and services in a seamless manner. CIDCO allows for a better user experience through this approach, and as a result its industry leading MailStation is gaining stature as the device of choice amongst those seeking simple, convenient, and affordable electronic communication as illustrated by the rapidly growing user base. The company is headquartered in Morgan Hill, California at the south end of Silicon Valley. For additional information, visit www.CIDCO.com or call (408) 779-1162.

MailStation and CIDCO are trademarks of CIDCO Incorporated. All other trademarks are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This news release contains forward-looking statements or predictions, including statements regarding the amount of freed up working capital, expected royalty payments, and the company's ability to speed up the development of its Internet appliance business. These statements represent our judgment as of this date and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. Potential risks and uncertainties include, without limitation, performance by the purchaser of the Telco business, those associated with economic conditions both domestic and international in the Internet and Internet appliance industry, failure to successfully implement a national retail distribution channel and a brand marketing campaign, failure to obtain the estimated subscriber growth discussed above, competitive factors, lower than expected consumer product acceptance, technological and business difficulties, government regulations and delays or other problems with product development. These and other factors are discussed in more depth in CIDCO, Inc. filings with the SEC, copies of which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.


COMPANY CONTACT:                      MEDIA CONTACT:
RICHARD KENT                          DON KING
CHIEF FINANCIAL OFFICER               BATES CHURCHILL INVESTOR RELATIONS
408-779-1162                          713-267-7280
                                      DKING@BATESWW.COM